Exhibit 99.1

May 12, 2006
                    SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
                          1ST QUARTER RESULTS FOR 2006

     Elma, NY -- Servotronics, Inc. (Amex - SVT) reported net income of $273,000 (or $0.13 per share - Basic and $.012 per share - Diluted) on revenues of $5,678,000 for the first quarter ended March 31, 2006 as compared to net income of $134,000 (or $0.06 per share Basic and Diluted) on revenues of $5,684,000 for the comparable period ended March 31, 2005.

     The Company is composed of two groups - the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

     First quarter revenues at the ATG increased by approximately 29% (i.e., $836,000). However, this increase was offset by a similar size decrease in revenues at the CPG. The decrease in revenues at the CPG was primarily the result of the scheduled completion of a substantial U.S. Government contract for a U.S. Marine Corps (USMC) combination Combat Knife/Bayonet system. New Government contracts for other recently developed CPG products are continuing to be received but not yet in the amount that fully replaces the high volume of accelerated deliveries associated with the aforementioned USMC contract.

     The current growth in the aerospace industry is directly benefiting the Company because of the many control components it is supplying for applications on the Boeing 700 and Airbus 300 series of commercial airlines, various regional/business jets and significant military programs. Quantity purchase orders and deliveries for commercial aircraft by both Boeing and Airbus have increased substantially from the industry's lows subsequent to 9/11. Also, during the past year the Company has successfully negotiated multi-year agreements for a wide range of control products with certain of its largest customers. One of these multi-year agreements is for control components used on the Standard Missile and extends to the year 2010. It is expected that the revenue value of the agreement will be in excess of $2,000,000 per year and in excess of $11,000,000 through the life of the agreement.

     In January of 2006, the Company's Board of Directors authorized the purchase by the Company of up to 250,000 shares of its common stock in the open market or in privately negotiated transactions. As of May 11, 2006, the Company has purchased or has committed to purchase 86,157 shares under this program.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.